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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549

                                   FORM 15

 Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission file number 1-2301
                             BOSTON EDISON COMPANY
            (Exact name of registrant as specified in its charter)


800 Boylston Street, Boston, Massachusetts                    02199
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 (Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code:  617-424-2000
                                                     ------------


   Common stock, $1 par value
   (Title of each class of securities covered by this Form)


   Cumulative preferred stock:
     7.75% Series, par value $100
        (represented by depositary shares-each
        represents one-fourth interest in par value)

  (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(ii)   [ ]
       Rule 12g-4(a)(2)(ii)   [ ]          Rule 15d-6             [ ]
       Rule 12h-3(b)(1)(i)    [ ]


      Approximate number of holders of record as of the certification or notice date:  One.
                                   FORM 15

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                                  SIGNATURE
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Boston Edison Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




                                       BOSTON EDISON COMPANY




Date:  May 20, 1998              By:  /s/ James J. Judge
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                                          James J. Judge
                                          Senior Vice President and Treasurer
                                          (Principal Financial Officer)